                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

      Filed by the registrant /X/
      Filed by a party other than the registrant / /

      Check the appropriate box: / /
      / /        Preliminary proxy statement
      /X/        Definitive proxy statement
      / /        Definitive additional materials
      / /        Soliciting material pursuant to Rule 14a-11(c) or Rule
                 14a-12

                         AGENCY.COM LTD.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                AGENCY.COM LTD.
                               20 EXCHANGE PLACE
                            NEW YORK, NEW YORK 10005

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 2000

    The Annual Meeting of the Stockholders of AGENCY.COM Ltd. (the "Corporation") will be held at The Tribeca Rooftop, 12th Floor, 2 Desbrosses Street, New York, New York on Friday, May 5, 2000 at 9:00 A.M. for the following purposes:

    1. To elect two directors;

    2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Corporation for the year ending December 31, 2000; and

    3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

    Only stockholders of record at the close of business on April 3, 2000 will be entitled to notice of and to vote at the meeting.

    Whether you expect to attend the meeting or not, please mark, sign, date and return the enclosed proxy card promptly in order for your shares to be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. The proxy is revocable, so if you attend the meeting you may, if you wish, vote your shares in person.

    A copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 is enclosed with this proxy statement.

                                          By order of the Board of Directors

                                          JANET AMBROSI-WERTMAN
                                          Secretary

New York, New York
April 11, 2000

                                AGENCY.COM LTD.
                               20 EXCHANGE PLACE
                            NEW YORK, NEW YORK 10005

                                PROXY STATEMENT

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of AGENCY.COM Ltd. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on May 5, 2000, and at any adjournments or postponements ("Annual Meeting"), and is being mailed on or about April 11, 2000 to stockholders entitled to notice of and to vote at the Annual Meeting.

    All valid proxies which are received will be voted, and unless otherwise specified thereon, they will be voted for the election of the two nominees for directors named under the heading "Election of Directors," and for the ratification of Arthur Andersen LLP as independent auditors of the Corporation for the year ending December 31, 2000. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted by any appropriate means, including appearing at the meeting and voting your shares in person.

    The affirmative vote of a plurality of the votes cast by the holders of the Corporation's outstanding shares of common stock ("Common Stock") at the meeting in person or by proxy is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of Common Stock at the meeting in person or by proxy is required for ratification of the selection of independent auditors. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

    The Corporation will appoint an inspector to act at the Annual Meeting, whose duties shall include determining the shares represented at the Annual Meeting and the presence (or absence) of a quorum and tabulating the votes of stockholders. The presence, by proxy or in person, of 50% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a stockholder abstains from voting on a particular proposal, or a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on such proposal (a "broker non-vote"), those shares will be counted towards the establishment of a quorum. Broker non-votes will not be considered as votes cast in favor of or against such proposal, but abstentions will be treated as no votes.

    On April 3, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 35,058,202 shares of Common Stock.

                             ELECTION OF DIRECTORS

    At the 2000 Annual Meeting, the Board of Directors of the Corporation shall consist of seven members, divided into three classes, with the term of office of the Class I Directors expiring at the 2000 Annual Meeting, the term of the Class II Directors expiring at the 2001 Annual Meeting, and the term of the Class III Directors expiring at the 2002 Annual Meeting. The Board of Directors nominates incumbent Class I Directors Thomas DeLong and Jeffrey Rayport to serve as directors of the Corporation until the 2003 Annual Meeting.

    Information relating to all directors, including the two nominees, is set forth below.

    CHAN SUH, 38, co-founded AGENCY.COM in February 1995 and has served as the President, Chief Executive Officer and Chairman of the Board of Directors since that time. Mr. Suh is a Class III Director. From June 1992 to January 1995,
Mr. Suh was with Time Inc., most recently as Marketing

Director of Vibe Magazine, where he was involved in the conceptualization and launching of Pathfinder, Time Warner's service on the World Wide Web, and created Vibe Online, the online service for Vibe Magazine. Prior to joining Time Inc., Mr. Suh held various marketing positions at Conde Nast and NewsCorp. In addition, since February 1995, Mr. Suh has been publisher of Urban Desires, one of the first online magazines for art and culture.

    KYLE SHANNON, 34, co-founded AGENCY.COM in February 1995 and has served as a director since that time and Chief People Officer since January 2000.
Mr. Shannon is a Class II Director. From February 1995 until January 2000,
Mr. Shannon served as Chief Creative Officer. From April 1993 to January 1995, Mr. Shannon served as Manager, Image Processing for YAR Communications, a communications agency specializing in multicultural advertising. With a B.F.A. in performance from Penn State University, Mr. Shannon pursued a professional acting and screenwriting career from 1987 to 1995. In addition, in November 1994, Mr. Shannon launched Urban Desires, one of the first online magazines for art and culture, and founded the World Wide Web Artists' Consortium, a group dedicated to exploring new media in New York City.

    KENNETH TRUSH, 44, has served as AGENCY.COM's Executive Vice President since July 1997 and has served as a director since September 1996. Mr. Trush was appointed Executive Vice President for Corporate Development in November 1999. Mr. Trush is a Class II Director. From July 1997 until November 1999, Mr. Trush served as Chief Financial Officer. From July 1997 until February 2000,
Mr. Trush served as Treasurer. From November 1984 to June 1997, Mr. Trush owned his own certified public accounting firm. Before founding his own accounting firm, Mr. Trush was a Supervisor at Ernst & Young LLP.

    GERALD BRUCE REDDITT, 49, has served as a director of AGENCY.COM since January 1999. Mr. Redditt is a Class II Director. Since May 1998, Mr. Redditt has served as Executive Vice President of Omnicom Group Inc. From 1995 to 1998, Mr. Redditt served as Head of Communications and Governmental Relations at Sony Pictures Entertainment. Prior to 1995, Mr. Redditt served for nine years in various capacities at GTE, a global telecommunications company, most recently as Head of Corporate Communications. Mr. Redditt also serves on the Board of Directors of Organic, Inc. Mr. Redditt has been nominated to our Board of Directors by Communicade Inc., a subsidiary of Omnicom, pursuant to a stockholders agreement.

    JOHN D. WREN, 47, has served as a director of AGENCY.COM since
September 1996. Mr. Wren is a Class III Director. Mr. Wren has served as Chief Executive Officer of Omnicom since January 1997 and has also been President of Omnicom since September 1995. From May 1993 until June 1998, he served as Chairman and Chief Executive Officer of the Diversified Agency Services division of Omnicom. Mr. Wren was appointed to Omnicom's Board of Directors in May 1993. Mr. Wren also serves on the Board of Directors of Razorfish, Inc. Mr. Wren has been nominated to our board of directors by Communicade, a subsidiary of Omnicom, pursuant to a stockholders agreement.

    JEFFREY RAYPORT, 40, has served as a director of AGENCY.COM since
December 1999. Mr. Rayport is a Class I Director. Mr. Rayport has been an associate professor of business administration in the Service Management Unit at the Harvard Business School since September 1991. Mr. Rayport has developed a specialized course on "Managing Marketspace Service Interfaces", which focuses on electronic commerce and technology-mediated service channels. Since October of 1998, Mr. Rayport has worked at Monitor Company, most recently serving as the CEO of Monitor Marketplace Center, a division of Monitor Company. Mr. Rayport currently serves as director on the boards of Global Sports, Be Free, edu.com and Andrews McMeel Universal.

    THOMAS DELONG, 49, has served as a director of AGENCY.COM since
December 1999. Mr. DeLong is a Class I Director. Mr. DeLong has been a senior lecturer and professor of management at the Harvard Business School since January 1997. From 1993 to December 1997, Mr. DeLong was the Chief Development Officer and head of Human Resources at Morgan Stanley.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to beneficial ownership of our common stock, as of February 29, 2000, for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o AGENCY.COM Ltd., 20 Exchange Place, 15th Floor, New York, New York 10005. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of February 29, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 34,982,044 shares of common stock outstanding as of February 29, 2000.

                                                                              PERCENTAGE OF COMMON STOCK
NAME OF BENEFICIAL OWNER                          SHARES BENEFICIALLY OWNED       BENEFICIALLY OWNED
------------------------                          -------------------------   --------------------------
Chan Suh (1)....................................           4,836,682                     13.8%
Kyle Shannon (2)................................           4,630,000                     13.2
Kenneth Trush (3)...............................             664,923                      1.9
Kevin Rowe (4)..................................             261,676                        *
Eamonn Wilmott (5)..............................             416,775                      1.2
Larry Krakauer (6)..............................             934,692                      2.7
Gerald Bruce Redditt (7)........................          18,528,278                     45.2
John D. Wren (8)................................          18,528,278                     45.2
Jeffrey Rayport (9).............................              53,500                        *
Thomas DeLong (10)..............................              55,000                        *
Communicade Inc. (11)...........................          11,939,978                     31.4
Omnicom Group Inc. (12).........................          18,528,278                     45.2
All directors and executive officers as a group
  (12 persons) (13).............................          30,622,488                     73.0

------------------------

*   Indicates less than one percent of the common stock.

(1) Includes 190,000 shares of common stock held by the Chan Suh 1999 Grantor-Retained Annuity Trust and 100,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days.

(2) Includes 400,000 shares of common stock held by the Shannon Family Trust and 50,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days.

(3) Includes 345,397 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days. Also includes 30,000 shares of common stock held by The Daniel N. Trush 1999 Trust and 30,000 shares of common stock held by The Michael J. Trush 1999 Trust.

(4) Includes 80,690 shares of restricted common stock subject to a Restricted Stock Agreement, dated April 16, 1999, between AGENCY.COM and Mr. Rowe and 146,667 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days.

(5) Includes 13,704 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days. Does not include 76,977 shares of common stock which as of February 29, 2000 were held in an escrow account pending the financial results of AGENCY.COM for fiscal 1999. All of these shares have subsequently been released from escrow.

(6) Includes 184,786 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days and 2,500 shares held by Mr. Krakauer's children.

(7) Includes 8,868,730 shares of common stock held by Communicade and 3,659,548 shares of common stock held by Omnicom. Also includes 6,000,000 shares of common stock issuable upon the exercise of warrants to purchase 2,928,752 shares of common stock held by Omnicom and warrants to purchase 3,071,248 shares of common stock held by Communicade. Mr. Redditt serves as an Executive Vice President of Omnicom. In this capacity, Mr. Redditt may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Redditt is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

(8) Includes 8,868,730 shares of common stock held by Communicade and 3,659,548 shares of common stock held by Omnicom. Also includes 6,000,000 shares of common stock issuable upon the exercise of warrants to purchase 2,928,752 shares of common stock held by Omnicom and warrants to purchase 3,071,248 shares of common stock held by Communicade. Mr. Wren serves as a Chief Executive Officer and President of Omnicom. In this capacity, Mr. Wren may be deemed to be the beneficial owner of these shares, although he disclaims ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Wren is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

(9) Includes 50,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable. The address of Mr. Rayport is c/o The Monitor Company, 2 Canal Park, Cambridge, Massachusetts 02141.

(10) Includes 50,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable. The address of Mr. DeLong is c/o Harvard Business School, 139 Morgan Hall, Boston, Massachusetts 02163.

(11) Includes 3,071,248 shares of common stock issuable upon the exercise of a warrant to purchase 3,071,248 shares of common stock held by Communicade. The address of Communicade Inc. is 437 Madison Avenue, New York, New York 10022.

(12) Includes 6,000,000 shares of common stock issuable upon the exercise of the warrants to purchase 2,928,752 shares of common stock held by Omnicom and warrants to purchase 3,071,248 shares of common stock held by Communicade. The address of Omnicom Group Inc. is 437 Madison Avenue, New York, New York 10022.

(13) Includes 6,000,000 shares of common stock issuable upon the exercise of the warrants held by Omnicom and Communicade. Also includes 100,000 shares of common stock issuable upon the exercise of stock options granted to Charles Dickson that are exercisable within 60 days and 33,333 shares of common stock issuable upon the exercise of stock options granted to Janet Ambrosi Wertman that are exercisable within 60 days.

                         BOARD MEETINGS AND COMMITTEES

    One regular meeting of the Board of Directors of the Corporation was held in 1999; all directors attended. Additional corporate actions were taken by unanimous written consent.

    During 1999, the Audit Committee of the Board consisted of Messrs. DeLong and Rayport and the Committee currently consists of these Directors. A meeting of the Audit Committee was held on each of February 14, 2000 and March 27, 2000. At the March 27, 2000 meeting, an Audit Committee charter was adopted to govern the responsibilities and duties of the Audit Committee. This charter is attached hereto as APPENDIX A. The responsibilities of the Audit Committee are to (a) review the charter and recommend any changes to the Board of Directors, (b) review the Corporation's financial statements and any other relevant reports or other financial information, (c) review internal financial reports prepared by management and internal auditing department, (d) recommend to the Board of Directors the selection of the independent public accountants and approve the fees and other compensation to be paid to the independent accountants, (e) review the performance of the independent accountants and approve any proposed discharge of the independent accountants, and (f) review any significant difficulties encountered during the course of the audit.

    During 1999, the Compensation Committee of the Board consisted of Messrs. DeLong and Rayport. Since the Compensation Committee came into existence on December 8, 1999, no meetings of the Compensation Committee were held in 1999. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and
(e) review with the Chief Executive Officer management's recommendations with respect to compensation for any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement.

    During 1999, the Acquisition Committee of the Corporation consisted of Messrs. Chan Suh, Kenneth Trush and G. Bruce Redditt. The Acquisition Committee is empowered to approve acquisitions where the total purchase price to be paid is or is reasonably expected to be less than $10 million. All decisions to be made by the Acquisition Committee must be approved by unanimous vote or written consent of all three members of such committee. The Acquisition Committee did not act during 1999.

                            DIRECTORS' COMPENSATION

    We do not currently compensate directors for attending meetings of the Board or committee meetings of the Board, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

    A director who is an employee of the Corporation or one of its subsidiaries does not receive any compensation for serving as a director. Under the automatic option grant program of the 1999 Stock Option/Stock Issuance Plan, each director who is not an employee received options to purchase 50,000 shares of our Common Stock; these options became exercisable upon our public offering when these directors commenced serving as a director. We granted options to purchase 50,000 shares of our Common Stock to Mr. Rayport with an exercise price of $1.225 per share and options to purchase 50,000 shares of our Common Stock to Mr. DeLong with an exercise price of $9.35 per share. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option to purchase 15,000 shares of Common Stock, provided such individual has served as a non-employee board member for at least six months.

    In addition to the above-described options, we issued options to purchase 50,000 shares of our Common Stock at an exercise price of $4.06 per share on September 8, 1999 to Mr. DeLong as compensation for consulting services performed during the summer of 1999 and we issued options to purchase 2,000 shares of our Common Stock at an exercise price of $9.35 per share on November 22, 1999 to Mr. Rayport as compensation for consulting services performed during the summer of 1999.

                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid to our Chief Executive Officer, Chief People Officer and our four most highly compensated executive officers (collectively, the "named executive officers") during the fiscal years ended December 31, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                      ANNUAL COMPENSATION      SHARES
                                                      -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                            SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------                           --------   --------   ------------   ------------
Chan Suh.................................    1999     $135,000   $     --      350,000        $ 3,086(1)
  Chief Executive Officer                    1998       75,000         --           --            563(1)

Kyle Shannon.............................    1999      131,250         --      160,000          1,618(1)
  Chief People Officer                       1998       75,000         --           --            563(1)

Kenneth Trush............................    1999      150,000         --      210,000          1,215(2)
  Executive Vice President,                  1998      150,000      2,000           --          1,140(2)

Kevin Rowe (3)...........................    1999      150,624    340,000      455,000         15,858(3)
  President, North America                   1998      250,000    320,000           --         12,685(3)

Eamonn Wilmott...........................    1999      150,257(4)       --      56,112             --
  President, Europe                          1998      107,868(5)       --          --             --

Larry Krakauer (6).......................    1999      150,532         --       15,842             --
  Chief Technology Officer                   1998      146,410     39,646      185,144         13,421

------------------------

(1) AGENCY.COM paid $563 and $2,926 in 1998 and 1999, respectively in matching 401(k) contributions to Mr. Suh.

   AGENCY.COM paid $563 and $1,458 in 1998 and 1999, respectively in matching
    401(k) contributions to Mr. Shannon.

(2) In 1998, Mr. Trush received $378 as payment for long-term disability premiums and $762 as matching 401(k) contributions in 1998. In 1999, Mr. Trush received $1,032 as matching 401(k) contributions.

(3) Mr. Rowe was appointed AGENCY.COM's President, North America, in
    April 1999. The amounts for 1998 stated above were paid to Mr. Rowe by Eagle River Interactive. Mr. Rowe received a car allowance of $7,800, a matching 401(k) contribution of $2,000 and $2,885 for unused time off.

   In 1999, Mr. Rowe received a car allowance of $8,125, a matching 401(k) contribution of $4,655 and $2,885 for unused time off.

(4) Mr. Wilmott's annual salary was paid in pounds sterling (L). The dollar amount reflects a conversion rate of 1.6148 dollars per pound sterling as of December 31, 1999.

(5) Mr. Wilmott's annual salary was paid in pounds sterling (L). The dollar amount reflects a conversion rate of 1.6595 dollars per pound sterling as of December 31, 1998.

(6) Mr. Krakauer was appointed AGENCY.COM's Chief Technology Officer in
    April 1999. The amounts stated above for 1998, were paid to Mr. Krakauer by Quadris Consulting. In 1998 and 1999, Mr. Krakauer received $3,316, and $4,508 matching 401(k) contributions, respectively, and $10,105 and $10,105, respectively for unused time off.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1999 to each of the named executive officers. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                               INDIVIDUAL GRANTS

                                                                                                  POTENTIAL REALIZABLE
                                        PERCENT OF                                                  VALUE AT ASSUMED
                                          TOTAL                                                   ANNUAL RATES OF STOCK
                       NUMBER OF         OPTIONS                    FAIR MARKET                  PRICE APPRECIATION FOR
                       SECURITIES       GRANTED TO    EXERCISE    VALUE PER SHARE                      OPTION TERM
                       UNDERLYING      EMPLOYEES IN   PRICE PER       ON DATE       EXPIRATION   -----------------------
        NAME            OPTIONS          1999 (1)       SHARE        OF GRANT          DATE          5%          10%
        ----           ----------      ------------   ---------   ---------------   ----------       --          ---
Chan Suh.............   300,000        4.13    %       $1.225         $1.225        3/10/09      $  231,119   $  585,700
                         50,000            0.69         26.00          26.00         12/7/09        817,563    2,071,865
Kyle Shannon.........   150,000        2.07             1.225          1.225        3/10/09         115,559      292,850
                         10,000            0.22         26.00          26.00         12/7/09        163,512      414,373
Kenneth Trush........   200,000        2.75             1.225          1.225        3/10/09         154,079      390,467
                         10,000            0.14         26.00          26.00         12/7/09        163,513      414,373
Kevin Rowe...........   440,000        6.06             1.225          1.225        3/10/09         338,974      859,027
                         15,000            2.07         26.00          26.00         12/7/09        245,269      621,560
Eamonn Wilmott.......    41,112        0.57             1.225          1.225        3/10/09          31,673       80,264
                         15,000            0.21         26.00          26.00         12/7/09        245,269      621,560
Larry Krakauer.......       842(2)     0.01             0.445          0.445        4/12/09             236          597
                         15,000            0.21         26.00          26.00         12/7/09        245,269      621,560

------------------------------

(1) Includes 4,797,332 options granted under the AGENCY.COM 1999 Amended and Restated Stock Option/Stock Issuance Plan, 361,548 options granted under the AGENCY.COM 1996 Stock Option Plan, 530,136 options granted under the AGENCY.COM 1997 Stock Option Plan, 749,248 options granted under the Quadris Consulting 1998 Equity Incentive Plan, 161,499 options granted under the I-traffic Option Plan, and 662,408 options granted under the Interactive Solutions Incorporated 1996 Stock Option Plan.

(2) These represent options issued to Mr. Krakauer while he was an employee of Quadris Consulting under the Quadris Consulting 1998 Equity Incentive Plan which converted into AGENCY.COM options upon the closing of the acquisition.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 1999.

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                               OPTIONS AT               IN-THE-MONEY OPTIONS
                                             SHARES                          FISCAL YEAR-END            AT FISCAL YEAR-END(2)
                                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                                        EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                       -----------   -----------   -----------   -------------   -----------   -------------
Chan Suh.................................         --            --            --        350,000      $        --    $16,182,500
Kyle Shannon.............................         --            --            --        160,000               --      7,716,250
Kenneth Trush............................         --            --       278,730        210,000       13,904,446     10,205,000
Kevin Rowe...............................         --            --            --        455,000               --     22,276,000
Larry Krakauer...........................      1,200       $62,466        60,796        138,992        3,073,542      6,643,416

------------------------------

(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for the shares.

(2) Calculated based on the closing market price of Company's common stock on December 31, 1999 of $51.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. It was formed on December 8, 1999 immediately upon the Corporation's initial public offering and held no meetings during 1999. The responsibilities of the Compensation Committee are described on page 6 of this Proxy Statement.

    Prior to December 8, 1999, the duties of the Compensation Committee were fulfilled by the Board of Directors of the Corporation and by the Stock Option Committee of the Board (the predecessor to the Compensation Committee).

COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

    The Corporation's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase stockholder value.

    The program is comprised of base salary, bonus compensation in the event that performance targets are met, and long-term stock-option awards which are intended to align executive and stockholder interests.

    The compensation of the Chief Executive Officer and the other named executive officers will be determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the named executive officers, the Compensation Committee will consider the factors described below and the recommendations of the Chief Executive Officer with respect to the other named executive officers.

    Adjustments in base salary for executive officers are considered periodically (currently every twelve months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the named executive officers, the Compensation Committee considers the executive's level of responsibility and the achievement of predetermined "key success factors", including the financial performance of the Corporation as well as the Compensation Committee's knowledge of executive compensation practices of similar Internet professional services providers. Salaries of executive officers who are not named executive officers are determined by the Chief Executive Officer.

    In addition to base salary, employees of the Corporation, including the named executive officers and the Chief Executive Officer, are eligible for cash bonuses in the event that the Corporation achieves its financial targets. Separate targets are established for North America and Europe. These cash bonuses are determined and paid on a quarterly basis and are intended to serve as an incentive to improve performance each quarter. The Compensation Committee is looking into changing the criteria for both funding and allocating bonuses during the remainder of 2000.

    Stock option awards are granted by the Corporation annually to a broad group of key employees. These awards are intended to align the long-term interest of the key employees and stockholders, serve as an incentive for key employees to build stockholder value, and provide a key vehicle for retaining executive officers and other key employees. The Compensation Committee takes into account certain target levels of ownership for different levels of employees. The maximum number of option shares that may be granted to any employee in a calendar year is 1,100,000 shares. In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the performance of the business unit with which the executive is associated and the performance of the executive. The per share option exercise price will not be less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the options will be exercisable as to one-third of the shares on each of the first three anniversary dates of the grant.

    Once the Compensation Committee has determined the basic parameters of the aggregate option grants for the year, it delegates to the Chief Executive Officer the right to make the actual awards to employees generally, in each case subject to the established parameters. However, the power delegated is limited so that only the Compensation Committee may make awards to the Chief Executive Officer, the other named executive officers and other officers who may be considered "insiders" for purposes of Section 16 under the Securities Exchange Act of 1934.

CHIEF EXECUTIVE OFFICER COMPENSATION

    In early 1999, Mr. Suh was granted an option to purchase 300,000 shares. This grant was made by the Stock Option Committee of the Board of Directors after consideration of the Corporation's strong 1998 financial performance, the relatively low salary he had taken throughout the Corporation's early years and to incentivize him to achieve his strong vision for the future of the Corporation. In December of 1999, Mr. Suh was granted an option to purchase 50,000 shares. This grant was made by the Compensation Committee in recognition of Mr. Suh's outstanding effort and work. The Committee not only considered
Mr. Suh's contribution to the Corporation's internal growth, but also the considerable added demands that had been placed on his time associated with the Corporation's initial public offering.

    Upon the consummation of the acquisitions of Quadris Consulting and Interactive Solutions Incorporated and Eagle River Interactive Inc. in April of 1999, Mr. Suh's salary compensation was increased from $75,000 to $155,000. This increase was to reflect Mr. Suh's greatly increased duties and responsibilities, and more importantly to bring his salary compensation more in line with the salary compensation earned by chief executive officers of other Internet professional services companies.

BONUSES

    Mr. Suh elected to forego during 1999 the cash bonuses to which he would have been entitled upon the Corporation's achievement of a quarterly financial performance target.

INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) places a limit of $1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers during each fiscal year of the Corporation. Compensation that qualifies as "performance-based compensation" under
Section 162(m) is, however, excepted from the $1 million deduction cap.

    The Corporation's 1999 Stock Option/Stock Issuance Plan provides for compensation that may qualify as "performance-based compensation" for purposes of Section 162(m). The Compensation Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and stock programs in order to qualify the compensation payments to such officers as "performance-based compensation" for purposes of Section 162(m), provided that, in the judgment of the Compensation Committee, this is consistent with the goals of motivating the executives to achieve corporate performance objectives and increase stockholder value.

Members of the Compensation Committee
Thomas DeLong, Chairman
Jeffrey Rayport

                               PERFORMANCE GRAPH

    A performance graph is not included in this Proxy Statement since the Company's Common Stock did not become publicly traded until December 8, 1999, three weeks prior to the Company's fiscal year end. A performance graph will be provided beginning with the Proxy Statement for the 2001 Annual Meeting of Stockholders.

                 EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

    In April 1999, we entered into employment agreements with each of Messrs. Suh, Shannon, Trush, Rowe, Wilmott and Krakauer. In October 1999, we entered into an employment agreement with Mr. Dickson.

    Mr. Suh's employment agreement provides for an annual base salary of $155,000. If Mr. Suh's employment agreement is terminated for reasons other than for cause or if Mr. Suh should resign for good reason, he will be entitled to receive his annual base salary payable through March 31, 2004 if the date of termination occurs on or prior to March 31, 2003 or one year from the date of termination, if such termination occurs after March 31, 2003. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Suh's employment agreement has a term ending in March 2004, but will continue indefinitely until terminated on one year's notice by either party.

    Mr. Shannon's employment agreement provides for an annual base salary of $150,000. If Mr. Shannon's employment agreement is terminated for reasons other than for cause or if Mr. Shannon should resign for good reason, he will be entitled to receive his annual base salary payable through March 31, 2004 if the date of termination occurs on or prior to December 31, 2003 or 90 days from the date of termination, if such termination occurs after December 31, 2003. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Shannon's employment agreement has a term ending in March 2004, but will continue indefinitely until terminated on 90 days' notice by either party.

    Mr. Rowe's employment agreement provides for an annual base salary of $150,000. Mr. Rowe is entitled to receive an annual bonus of $100,000. In addition, based on criteria agreed to by Mr. Rowe and the chief executive officer, Mr. Rowe will be eligible to receive an annual discretionary performance-based bonus of up to $250,000. Mr. Rowe also receives an automobile allowance of $600 per month. If Mr. Rowe's employment agreement is terminated for reasons other than for cause or if Mr. Rowe should resign for good reason, he will be entitled to receive his annual base salary payable through April 30, 2002 if the date of termination occurs on or prior to January 31, 2002 or 90 days from the date of termination, if such termination occurs after January 31, 2002. In addition, all stock options that would vest during this period are accelerated to vest and become exercisable prior to the date of termination. Mr. Rowe's employment has a term ending in April 2002 but will continue indefinitely until terminated on 90 days' notice by either party.

    At the time that Mr. Rowe became an employee of the Corporation, we made a restricted stock grant to him of 80,690 shares of our Common Stock. Provided
Mr. Rowe remains in our continuous employ, 33 1/3% of the restricted shares will automatically vest on each of the first three anniversaries of the date of grant. If Mr. Rowe retires or his employment is involuntarily terminated prior to any of the first three anniversaries, the pro rata portion of the number of restricted shares that would have vested as of such termination date will vest. The Board of Directors has sole discretion to increase the number of shares that will vest on retirement or involuntary termination.

    Messrs. Trush, Wilmott and Krakauer have employment agreements with substantially the same terms. Messrs. Trush and Krakauer receive annual base salaries of $150,000. Mr. Wilmott receives an annual base salary of L93,050, which is approximately $150,000. Each agreement has a term ending on March 31, 2002, but will continue indefinitely until terminated on 90 days' notice by either party. If any of these persons should resign for good reason or are terminated for reasons other than for cause, all stock options which would have vested during the term of the agreement will automatically vest. In addition, in cases of termination other than for cause or resignation for good reason, he or she will be entitled to receive his or her annual base salary payable through March 31, 2002 if the date of termination occurs on or prior to December 31, 2001 or 90 days from the date of termination, if termination occurs after December 31, 2001.

    Mr. Dickson's employment agreement provides for an annual base salary of $250,000, with a guaranteed annual bonus of $100,000 and a discretionary annual bonus of up to $100,000. The agreement has a term ending on October 31, 2002, but will be automatically renewed for successive three year terms unless either party gives the other party written notice no more than nine and no less than six months before the expiration of the term. If Mr. Dickson is terminated for cause, he will be entitled to all unpaid salary compensation and a pro rata share of the guaranteed bonus through the termination date. In addition, Mr. Dickson would have the right to exercise any vested stock options, and the vesting of any unvested options will be determined in accordance with the plan under which the options were granted. If Mr. Dickson is terminated without cause, he will be entitled to severance compensation equal to his then-applicable base salary and a pro-rated guaranteed bonus for twelve months following the date of termination. In addition, Mr. Dickson would have the right to exercise any vested options in accordance with the terms of the plan under which the options were granted, and all unvested options which would have vested during the year following the date of termination would be accelerated to precede the date of termination.

    Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The Corporation maintains an insurance policy for its directors and officers. The directors and officers of the Corporation and its subsidiaries are insured, subject to certain of the standard policy form exclusions and specified deductibles, against losses arising from any claim or claims which may be made against any of the insureds by reason of any wrongful act in their respective capacities as directors or officers. The term "wrongful act" means any error, misstatement or misleading statement, act or omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by the insureds or claimed against them solely by reason of their being directors or officers of the Corporation or a subsidiary of the Corporation.

                            RATIFICATION OF AUDITORS

    On the recommendation of the Audit Committee of the Corporation, the Board of Directors of the Corporation has appointed Arthur Andersen LLP as independent auditors of the Corporation for the year ending December 31, 2000, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval of the selection of independent auditors is not required, the Board of Directors considers it desirable for the stockholders to vote upon this selection. The affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the selection of independent accountants. Abstentions will be counted as present and entitled to vote, and will have the effect of a negative vote with respect to this proposal. If the stockholders do not approve the selection of Arthur Anderson LLP as independent auditors, the Audit Committee will consider the selection of other independent accounts.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

    Based solely on a review of the copies of such reports furnished to us we believe that, during 1999, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied.

                             STOCKHOLDER PROPOSALS

    Stockholders wishing to present resolutions at the 2001 Annual Meeting of Stockholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 20 Exchange Place, New York, New York 10005,
Attention: Corporate Secretary, not less than 60 days nor more than 90 days prior to the first anniversary of the 2000 Annual Meeting which will be March 6, 2001, and February 4, 2001, respectively, in order for such proposed resolutions to be considered for inclusion in the Corporation's Notice of Meeting, Proxy Statement and proxy relating to the 2001 Annual Meeting, assuming the 2001 Annual Meeting will be held within 30 days before or after the first anniversary of the 2000 Annual Meeting.

                                 OTHER MATTERS

    The Corporation's by-laws require that there be furnished to the Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at an annual meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and, assuming the 2001 Annual Meeting will be held within 30 days before or after the first anniversary of the 2000 Annual Meeting, must be furnished to the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the 2000 Annual Meeting, which will be March 6, 2001 and February 4, 2001, respectively. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Corporation at its principal executive offices.

    In the event that the Corporation receives notice of a stockholder proposal prior to the date specified by its by-laws, then, so long as the Corporation includes in its proxy statement advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to limited exceptions. The Corporation has not received notice of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice and, accordingly, if any matters properly come before the Annual Meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.

                              COST OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

    Stockholders are urged to send in their proxies without delay.

                                          JANET AMBROSI-WERTMAN
                                          Secretary

New York, New York
April 11, 1999

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

    The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the stockholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

    The Audit Committee shall initially be comprised of two independent directors. As soon as practical, but in no event later than June 14, 2001, the Audit Committee shall be comprised of three or more independent directors.

    All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

    The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

1. Review this Charter at least annually and recommend any changes to the Board.

2. Review the organization's annual financial statements and any other relevant reports or other financial information.

3. Review the regular internal financial reports prepared by management and any internal auditing department.

4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

7. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                      PROXY
                                 AGENCY.COM LTD.
                                20 Exchange Place
                            New York, New York 10005

         This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of the designated Directors and FOR proposals 2 if no instructions to the contrary are indicated. The undersigned hereby appoints CHARLES T. DICKSON and JANET AMBROSI WERTMAN, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders on May 5, 2000 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 11, 2000.

                (Continued and to be signed on the reverse side)


--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

        |X| Please mark your
            votes as in this
            example using
            dark ink only.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
            NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.

1.       ELECTION OF TWO DIRECTORS.
         NOMINEES:
         Jeffrey Rayport and Thomas DeLong for a 3 year term.

         FOR all nominees listed except as marked to the contrary

         |_|

         WITHHOLD AUTHORITY to vote for all nominees listed

         |_|


(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below).



--------------------------------------------------------------------------------

2.       RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT
         AUDITORS

         FOR                        AGAINST                   ABSTAIN

         |_|                          |_|                       |_|


         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no specific directions are given your shares will be voted for the nominees and the proposals. The individuals designated above will vote in their discretion on any other matter that may properly come before the Meeting.

The Board of Directors recommends that you vote FOR the nominees and the proposals listed above.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

         Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature (title, if any)              Signature, if held jointly
                         --------------                          -----------
 Dated:        , 2000
       --------

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *